Exhibit 4.2.3

AMENDMENT NO. 3 TO THE

AMENDED AND RESTATED

DECLARATION OF TRUST AND TRUST AGREEMENT

OF

DB MULTI-SECTOR COMMODITY MASTER TRUST

This Amendment No. 3 (“Amendment No. 3”) to the Amended and Restated Declaration of Trust and Trust Agreement dated as of November 21, 2006 (the “Declaration of Trust”) of DB Multi-Sector Commodity Master Trust (the “Master Trust”) by and among DB Commodity Services LLC (the “Managing Owner”), Wilmington Trust Company and PowerShares DB Multi-Sector Commodity Trust.

WHEREAS, the Managing Owner has obtained the written approval of each series of PowerShares DB Multi-Sector Commodity Trust to amend the Declaration of Trust to memorialize changes to certain fee provisions disclosed in the Declaration of Trust; and

WHEREAS, the Managing Owner wishes to amend the Declaration of Trust pursuant to Section 11.1(a) thereof to give effect to the foregoing.

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Declaration of Trust is amended as follows:

1.	Effective as of January 4, 2010, Section 4.9 shall be amended and replaced in its entirety as follows:

“SECTION 4.9. Compensation to the Managing Owner. The Managing Owner shall be entitled to compensation for its services as managing owner of the Master Trust as set forth in the Prospectus.”

2.	This Amendment No. 3 to the Declaration of Trust shall be governed by, and construed in accordance with, the laws of the State of Delaware.

3.	Terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Declaration of Trust, as amended.

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IN WITNESS WHEREOF, this Amendment No. 3 has been executed for and on behalf of the undersigned effective as of the 4th day of January, 2010.

DB COMMODITY SERVICES LLC, as Managing Owner

By:	/s/ Martin Kremenstein
Name: Martin Kremenstein Title: Chief Operating Officer

By:	/s/ Michael Gilligan
Name: Michael Gilligan Title: Principal Financial Officer

Acknowledged:
WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Trustee of the Master Trust

By:	/s/ Joseph B. Feil
Name: Joseph B. Feil Title: Vice President